Exhibit 99.1

FOR IMMEDIATE RELEASE

3M Increases Dividend 20 Percent

ST. PAUL, Minn. - Dec. 16, 2014 - The board of directors of 3M (NYSE:MMM) today declared a dividend on the company’s common stock of $1.025 per share for the first quarter of 2015,  a 20 percent increase over the quarterly dividend paid in 2014. The dividend is payable Mar. 12, 2015, to shareholders of record at the close of business on Feb. 13, 2015. 3M has paid dividends to its shareholders without interruption for 98 years.

As of Nov. 28, 2014, 3M had 636,040,007 common shares outstanding and as of Dec. 12, 2014, 3M had 88,013 shareholders of record.

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products. Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better. 3M is the innovation company that never stops inventing. With $31 billion in sales, 3M employs 89,000 people worldwide and has operations in more than 70 countries. For more information, visit www.3M.com or follow @3MNews on Twitter.

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Bruce Jermeland, 651-733-1807